Sunterra Corporation Reports Results and Outlook

LAS VEGAS, NV -- 12/13/2005 -- Sunterra Corporation (NASDAQ: SNRR) today reported net income for its fiscal fourth quarter ended September 30, 2005, of $7.2 million, or $0.30 per diluted share, compared to $12.9 million, or $0.54 per diluted share in the 2004 September quarter. The current year quarter included $1.3 million of non-recurring charges, while the prior year period included $3.0 million of non-recurring gains and utilized all then-remaining post-emergence net operating losses, realizing a tax benefit of approximately $3.6 million.

For the year ended September 30, 2005, the company reported a net loss of $34.7 million, including a $55.0 million impairment charge, and $2.0 million of restructuring charges. In the twelve months ended September 30, 2004, Sunterra reported a net loss of $70.7 million, including impairment charges of $92.5 million and $8.1 million of non-recurring gains, and additionally realized nearly $5 million of tax benefits from the use of all then-remaining post-emergence net operating losses.

Adjusted EBITDA for the quarter ended September 30, 2005, was $22.8 million compared to $23.1 million in the prior-year period. For the twelve-month period ended September 30, 2005, adjusted EBITDA rose nearly 24 percent to $73.3 million, from $59.3 million in the prior year.

Nicholas Benson, Sunterra's president and chief executive officer, said: "This quarter closes off a fiscal year in which Sunterra has once again delivered strong EBITDA growth in the vanguard of its industry peer group. I am proud of all that our worldwide team members have accomplished during a period which has presented us with both challenges and opportunities. Our new fiscal year has gotten underway broadly in line with our expectations and I expect our continued performance in fiscal 2006 will reflect the momentum that we have enjoyed thus far."

North American Segment

Sunterra's North American segment grew Vacation Interest revenues to $66.6 million in fourth quarter 2005, up 20 percent from $55.5 million reported in the comparable 2004 period. This growth reflected strong volume across the region and particularly in the company's southwest and Hawaiian properties. Vacation Interest revenues at sales centers operational in both periods increased 13%. Total revenues rose 19 percent to $100.2 million in the 2005 fourth quarter, up $16.2 million from the $84.0 million reported a year ago, and were driven by increased vacation interest sales, new rental programs, and higher interest revenue from purchased mortgage pools.

The direct contribution ratio from Vacation Interest sales (Vacation Interest and resort rental revenues less Vacation Interest cost of sales, advertising sales and marketing expenses, and Vacation Interest carrying costs, as a percentage of Vacation Interest revenue) increased by more than 50 percent, to 32 percent of Vacation Interest revenues for the fourth quarter ended September 30, 2005, compared with 21 percent of Vacation Interest revenues in the comparable 2004 quarter. This reflects improvements in all components of the metric, including acquisitions of a significant number of low-cost Vacation Interests (see below), improved marketing efficiencies, and the integration of a national rental program with marketing programs.

Income before provision for taxes rose more than 40 percent to $13.2 million for the three months ended September 30, 2005, incorporating the improvements in direct contribution from Vacation Interest sales, leveraging of the company's portfolio and administrative operations, and integration of several significant mortgage pools purchased during fiscal 2005. The 2005 fourth quarter included a $0.5 million loss on the sale of assets, while the prior-year period income before taxes of $9.3 million benefited from $1.0 million in recognized gains on the sale of assets and $2.0 million of non-recurring items.

Twelve-month results reported by Sunterra's North American segment were also strong. The Vacation Interest contribution ratio was 30 percent for the twelve months ended September 30, 2005, an improvement of more than 50 percent over the 20 percent ratio reported for the same twelve-month period in 2004.

Vacation Interest revenues and total revenues for the fiscal year ended September 30, 2005, increased 24 percent and 31 percent respectively, driven by the same factors as the quarterly results. Vacation Interest revenues at sales centers operational in both periods increased 11%. The increase was the result of strong Vacation Interest revenues, higher average mortgage balances, and a more effective national rental program in North America, partially offset by the closure of the Sunterra Pacific operations, which contributed $13.5 million of revenue in the comparable twelve-month period in 2004.

For fiscal year 2005, income before provision for income taxes was $37.4 million, compared with a loss before provision for income taxes of $80 million in the same twelve-month period in 2004. The 2004 period included charges for impairment of assets, primarily goodwill, totaling $92.5 million, as well as restructuring and reorganization charges of $0.3 million. While fiscal year 2005 included $0.3 million of gains on sales of assets, the twelve months ended September 30, 2004 benefited from $5.6 million of recognized gains on the sale of assets and $2.5 million of other non-recurring gains.

European Segment

Sunterra continued restructuring of its European operations during the 2005 fourth quarter, incurring a $1.0 million charge in connection with the previously announced restructuring. Management estimates that the future annualized savings resulting from these actions will be approximately $3 million.

Mr. Benson commented, "We are pleased with the progress of the restructuring program initiated last year. The anticipated cost savings are being realized and we have refocused our sales and marketing operations to concentrate on delivering quality earnings from our most efficient sales centers. We believe these changes have positioned us to deliver a worthwhile improvement in our European business in fiscal 2006."

The segment reported Vacation Interest revenues of $18.4 million and total revenues of $23.6 million for the September 2005 quarter, decreases of $6.6 million and $8.8 million respectively, compared with the prior year period. This decline at existing sales centers was attributable to the overall European vacation ownership environment and to the company's related restructuring initiatives. The segment's Vacation Interest contribution margin decreased to 8 percent for the quarter ended September 30, 2005, from 24 percent in the comparable 2004 quarter. On an operating basis, the segment reported a loss before provision for income taxes of $0.7 million for the fourth quarter 2005, including $1.0 million of restructuring charges, as noted.

Results for the full fiscal year reflect the market conditions and restructuring actions as well. The Vacation Interest revenues and total revenues reported by Sunterra's European segment for the twelve months ended September 30, 2005, decreased 16 percent compared with the 2004 period. The operating results reported for the twelve months ended September 2005 were a loss before provision for income taxes of $58.3 million, including $2.0 million of restructuring charges and a $55.0 million impairment charge.

Receivables Portfolio and Static Pool Performance

Sunterra offers consumer financing to individual purchasers of Vacation Interests, primarily in North America, and records a provision for estimated loan losses each period via a charge equal to a percentage of each loan. The company’s provision for mortgages and contracts receivable losses rose to $3.7 million for the fourth quarter of 2005, compared with $2.2 million in the same 2004 period, and rose to $12.2 million for the year ended September 30, 2005, from $8.9 million in the same twelve month period in the prior year. In both instances, the increase in provision was attributable to higher levels of Vacation Interest sales in North America. During the fiscal year ended September 30, 2005, approximately 14.6% of North American Vacation Interest revenues were cash sales and required no financing by us. Of the remaining 85.4%, we financed approximately 70.3% and the remaining 29.7% was either paid for in cash or by applying existing equity from another Vacation Interest.

Interest expense recognized on debt collateralized by receivables totaled $3.0 million and $10.9 million in the three and twelve-month periods ended September 30, 2005, compared to $2.0 million and $6.1 million in the same prior-year periods.

At September 30, 2005, Sunterra's allowance for loan and contract losses totaled $28.4 million, compared to $26.5 million at the close of fiscal 2004. The quarter-end allowance is approximately 2.8 times the mortgages charged off in the year ended September 30, 2005. In addition, Sunterra purchased several portfolios in the past twelve months that were recorded at fair value, which takes into account estimated future losses. Excluding the $98.7 million (net) of purchased portfolios, the allowance represents 11.6 percent of originated mortgages and contracts receivable. We believe the allowance to be both reasonable and prudent.

During the year ended September 30, 2005, borrowers made an average down payment of 15.6 percent, and 32.2 percent of borrowers repaid their entire loan within 90 days of origination, compared to 15.8 percent and 32.7 percent, respectively, in the prior year period.

Subsequent to the close of the fourth quarter, Sunterra sold a portfolio of receivables with an outstanding balance of $35 million, for a consideration of approximately $36 million, of which approximately $24 million of receivables sold were from the purchased portfolios.

Since February 2001, the company has implemented strict underwriting criteria at the point of sale. Prior to this point, the company did not subject applicants to any significant loan underwriting criteria, consistent with standard timeshare industry practices. Of the $346.2 million in North American receivables principal outstanding at September 30, 2005, Sunterra (or a Sunterra affiliate) originated $294.1 million of the total, and $78.9 million of these Sunterra-originated receivables were generated prior to implementation of FICO® score-based underwriting. The weighted-average FICO® score on receivables originated during fiscal 2005 was 730.

To provide clarity on the performance of the company's portfolio and to facilitate comparison with other developers of vacation ownership resorts, we are providing static pool performance data on receivables generated by our North American operations.

The following table shows the static pool cumulative gross defaults (excluding the recovery value of the Vacation Interests that collateralize the receivables) by year of origination through September 30, 2005. The default periods below represent 12-month periods by which defaults recognized in the first twelve months after origination are included in the "1" period. Amounts represent cumulative defaults to date, and do not include estimated defaults to be recognized. Recent origination years have not been subjected to significant seasoning.

 Calendar    Cumulative Static Pool Defaults by Years of Origination
   Year      -------------------------------------------------------
Originated      1      2      3      4      5      6      7     > 7
              ----   ----   ----   ----   ----   ----   ----   ----
   1998       7.3%  14.7%  18.4%  20.8%  22.4%  23.6%  24.4%  24.6%
   1999       6.0%  11.9%  15.8%  18.5%  20.6%  22.0%  22.4%   N/A
   2000       2.6%   6.4%   9.1%  11.3%  12.9%  13.4%   N/A    N/A
--------------------------------------------------------------------
   2001       1.0%   3.1%   4.8%   6.0%   6.3%   N/A    N/A    N/A
   2002       1.1%   3.6%   5.4%   6.0%   N/A    N/A    N/A    N/A
   2003       1.3%   3.7%   4.5%   N/A    N/A    N/A    N/A    N/A
   2004       1.6%   2.6%   N/A    N/A    N/A    N/A    N/A    N/A
Vacation Interests

On a consolidated basis, Vacation Interest cost of sales as a percentage of Vacation Interest revenues (the "cost-off rate") for the three months ended September 30, 2005, was 15.6 percent compared with 19.8 percent for the comparable period in 2004. On a geographic segment basis, the cost-off rate in North American operations for the three months ended September 30, 2005 was 16.3 percent, a significant decrease from the 23.1 percent recognized in the September 2004 quarter. This decrease was attributed to the lower-cost Vacation Interests acquired in the Epic Resorts Group transaction and a significant number of Vacation Interests acquired via the loan pool purchase transactions. Sunterra's European segment reported cost-off rates of 13.2 percent and 12.5 percent for the same periods in 2005.

For the twelve month period ended September 30, 2005, consolidated Vacation Interest cost of sales decreased to 15.6 percent from 19.9 percent in the prior year. The North American segment cost-off rates for the year reflected trends similar to the fourth quarter, decreasing to 16.5 percent from 22.7 percent. Sunterra's European operations also reported a decrease in cost-off rates for the year to 13.0 percent from 14.4 percent in the twelve months ended September 30, 2004, attributed to the lower-cost Vacation Interests acquired in the Thurnham Leisure transaction.

At the close of the September 2005 quarter, Sunterra’s unsold Vacation Interests include $135.9 million of finished Vacation Interests (includes those recoverable under defaulted mortgages and receivables), $16.2 million of Vacation Interests under construction, and undeveloped land with recorded value of $32.3 million. Of the total finished Vacation Interests, $115.4 million is recorded within the company’s North American operations and represents approximately 37,000 week-equivalents with a total estimated retail value (at current pricing) of $682 million, or 39 months of sales at 2005 sales volume. The remaining $20.5 million of finished Vacation Interests are located within Sunterra’s European operations, and comprise approximately 11,000 week-equivalents with a total estimated retail value (at current pricing) of $130 million, or 22 months of sales at 2005 sales volume.

Interest expense recognized on debt collateralized by or attributed to Vacation Interests, including the company's senior subordinated convertible debt, totaled $1.8 million and $8.4 million in the three and twelve month periods ended September 30, 2005, compared to $2.1 million and $6.6 million in the same prior-year periods.

Effect of New Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 152, Accounting For Real Estate Time-Sharing Transactions, which significantly alters accounting for vacation ownership transactions. The company will adopt this pronouncement effective October 1, 2005. SFAS No. 152 requires the impact of the adoption of these provisions to be provided as a cumulative effect of a change in accounting principle.

The company is in the process of finalizing the impact of SFAS No. 152 on its statements of position, statement of operations and cash flows, but believes preliminarily that the cumulative effect of a change in accounting principle will be a pre-tax charge in the range of $8 million to $12 million. A major component of the cumulative effect of a change in accounting principle is a deferral of vacation interval sales that, as of September 30, 2005, were valid sales under prior accounting guidance, but upon the adoption of SFAS No. 152 will be deferred and recognized over the period in which the buyer’s commitment (as defined in SFAS No. 152) reaches 10% of the sales value of the Vacation Interest. These deferred sales and costs will be recognized in future periods as they qualify for revenue recognition. The company expects that the significant portion of these deferred revenues and costs will be recognized in the first quarter of fiscal 2006.

Other significant components of the charge include an expected increase to the provision for loan losses and an expected increase in unsold Vacation Interests. These adjustments will be necessary to modify the loan loss allowance to eliminate an estimate for the recapture of Vacation Interests relating to defaulted mortgages. The increase in unsold Vacation Interests is an estimate of the value of the Vacation Interests that will be recovered in the future due to loan defaults.

Additionally, the FASB issued SFAS No. 123(R), Share-Based Payment. This standard requires all companies to recognize compensation expense for all share-based payments, including stock options, at fair value. The company will adopt this pronouncement effective October 1, 2005. The company estimates that the adoption of SFAS No. 123(R) will result in pre-tax charges totaling approximately $1.4 million to $1.8 million during the year ending September 30, 2006.

Fiscal Year 2006 Guidance

All comments in the following paragraphs and certain comments in this release above are deemed forward-looking statements. These statements reflect expectations of the company’s performance given its current base of assets and the expected macro-economic environment. Actual results may differ materially. The following Adjusted EBITDA, Income before cumulative effect of change in accounting principle and net income guidance includes the expected $3 million gain to be recognized in the first quarter of fiscal 2006 relating to the company’s sale of $35 million of mortgages receivable. The ‘Under “FY 2005” GAAP’ column in the table excludes the impact of the adoption of SFAS 152 and future accounting under the pronouncement, as well as the effects of expensing share-based payments under SFAS 123(R). See “Effect of New Accounting Pronouncements” above.

Sunterra expects to report the following consolidated results for its fiscal year ending September 30, 2006 (amounts in thousands):

                                           Fiscal 2006 Guidance
                                   ---------------------------------------
                        Fiscal    Under "FY 2005 GAAP" Under "FY 2006 GAAP"
                         2005      ------------------- -------------------
                        Actual        Low      High       Low      High
                       --------    --------- --------- --------- ---------

Vacation Interest
 revenue               $283,812    $ 325,000 $ 335,000 $ 285,000 $ 295,000

Total revenues         $423,930    $ 455,000 $ 465,000 $ 395,000 $ 405,000

Adjusted EBITDA        $ 73,273    $  83,000 $  86,000 $  70,000 $  73,000

(Loss) Income Before
 Cumulative Effect of
 Change in Accounting
 Principle             $(34,734)(1)$  26,000 $  28,000 $  18,000 $  20,000

Cumulative Effect of
 Change in Accounting
 Principle, net        $      -    $      -  $      -  $  (7,000)$  (5,000)

Net (Loss) Income      $(34,734)(1)$  26,000 $  28,000 $  11,000 $  15,000

(1) The net loss for fiscal year 2005 includes a $55 million impairment charge and a total of $2 million in restructuring charges.
The company estimates that it will invest $82 million to $86 million in Vacation Interests in fiscal 2006, and make capital expenditures of $8 million to $10 million in the same period, primarily to upgrade common areas at certain European resorts and to refurbish sales centers in both geographic segments.

Investor Conference Call

Sunterra's senior management will host a conference call on Wednesday, December 14, 2005, at 11:00 a.m. Eastern time, to discuss its financial results, guidance and related topics. This conference call will be broadcast live over the Internet. Participants are invited to access the event at www.sunterra.com, visiting the Investor Relations section of the "Sunterra Corp" tab at least fifteen minutes before the scheduled start time to register and to download and install any necessary audio software.

Those unable to participate via the Internet or planning to ask questions may dial the following number five to ten minutes prior to the scheduled conference call time: (866) 362-4832. International callers please call (617) 597-5364. The pass code required for this call is 51992374.

A replay of the conference call will be available on Sunterra's website in the Calendar section, or by dialing (888) 286-8010 or, for international callers, (617) 801-6888. The code to access the replay is 80471039.

About Sunterra

Sunterra is one of the world's largest vacation ownership companies with more than 314,000 owner families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

Forward-Looking Statements

Statements about future results and plans made in this release and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The company cautions that these statements are not guarantees of future performance, and involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. Future results, performance and achievements may be affected by our ability to successfully implement the cost reduction and marketing plans of our European operations, general economic conditions, including a global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                  SUNTERRA CORPORATION AND SUBSIDIARIES

                  Consolidated Statements of Operations

       Three and Twelve Months Ended September 30, 2005 and 2004

          (In thousands, except per share data, and unaudited)

                                  Three Months Ended   Twelve Months Ended
                                      September 30,       September 30,
                                   ------------------  ------------------
                                     2005      2004      2005      2004
                                   --------  --------  --------  --------
REVENUES:

 Vacation Interest                 $ 85,051  $ 80,549  $283,812  $257,228
 Resort rental                       10,895     7,831    37,701    19,078
 Management services                  8,151     7,617    30,380    29,176
 Interest                            12,084     9,290    44,806    29,792
 Other                                7,579    11,039    27,231    28,612
                                   --------  --------  --------  --------

 Total revenues                     123,760   116,326   423,930   363,886
                                   --------  --------  --------  --------

COSTS AND OPERATING EXPENSES:

 Vacation Interest cost of sales     13,305    15,952    44,228    51,100
 Advertising, sales and marketing    46,704    45,502   164,695   147,903
 Vacation Interest carrying cost     12,859     9,136    42,307    23,546
 Provision for doubtful accounts
  and loan losses                     3,771     1,747    12,316     8,482
 Loan portfolio                       1,437     1,616     6,269     6,896
 General and administrative          23,075    20,464    83,901    75,079
 Loss (gain) on sales of assets         253      (987)     (480)   (5,567)
 Depreciation and amortization        2,549     2,290    10,049     9,662
 Interest                             6,220     5,573    25,092    24,052
 Restructuring and
  reorganization, net                 1,049         -     1,967       311
 Impairment of assets and goodwill        -         -    55,030    92,483
                                   --------  --------  --------  --------
 Total costs and operating
  expenses                          111,222   101,293   445,374   433,947
                                   --------  --------  --------  --------

Income (loss) from operations        12,538    15,033   (21,444)  (70,061)

 (Loss) income from investments
  in joint ventures                    (126)     (627)      538     2,416
                                   --------  --------  --------  --------

Income (loss) before provision
 for income taxes                    12,412    14,406   (20,906)  (67,645)

 Provision for income taxes           5,243     1,465    13,828     3,028
                                   --------  --------  --------  --------

Net income (loss)                  $  7,169  $ 12,941  $(34,734) $(70,673)
                                   ========  ========  ========  ========

Net income (loss) per share:

 Basic                             $   0.36  $   0.65  $  (1.74) $  (3.53)
                                   ========  ========  ========  ========

 Diluted                           $   0.30  $   0.54  $  (1.74) $  (3.53)
                                   ========  ========  ========  ========

Weighted average number of
 common shares outstanding:

 Basic                               20,026    20,000    20,015    20,000
                                   ========  ========  ========  ========

 Diluted                             25,968    25,938    20,015    20,000
                                   ========  ========  ========  ========

                 SUNTERRA CORPORATION AND SUBSIDIARIES

                      Consolidated Balance Sheets

                   As of September 30, 2005 and 2004

                      (In thousands and unaudited)

                                                       September 30,
                                                     2005         2004
                                                  ----------   ----------
ASSETS

 Cash and cash equivalents                        $   14,698   $   26,842
 Cash in escrow and restricted cash                   70,523       88,663
 Mortgages and contracts receivable, net             323,747      278,569
 Retained interests in mortgages and contracts
  receivable sold                                          -       23,319
 Due from related parties, net                        17,261        6,279
 Other receivables, net                               25,082       26,608
 Deferred tax asset                                    2,346            -
 Prepaid expenses and other assets, net               42,602       47,944
 Assets held for sale                                  2,726          551
 Investment in joint venture                               -        7,187
 Unsold Vacation Interests, net                      184,432      168,858
 Property and equipment, net                          84,122       77,996
 Goodwill, net                                        26,619       82,759
 Intangible and other assets, net                      2,350        1,283
                                                  ----------   ----------

 Total assets                                     $  796,508   $  836,858
                                                  ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Borrowings under line of credit agreements       $  198,849   $  171,737
 Accounts payable                                     10,712       10,401
 Accrued liabilities                                  83,986       80,895
 Income taxes payable                                  2,119        3,421
 Deferred revenues                                    95,175       95,127
 Securitization notes                                113,671      151,710
 Senior subordinated convertible notes                95,000       95,000
 Notes payable                                         1,441        2,261
                                                  ----------   ----------

       Total liabilities                             600,953      610,552
                                                  ----------   ----------

STOCKHOLDERS' EQUITY

 Common stock                                            194          189
 Additional paid-in capital                          303,233      297,145
 Accumulated deficit                                (116,948)     (82,214)
 Accumulated other comprehensive income                9,076       11,186
                                                  ----------   ----------

       Total stockholders' equity                    195,555      226,306
                                                  ----------   ----------

 Total liabilities and stockholders' equity       $  796,508   $  836,858
                                                  ==========   ==========

                 SUNTERRA CORPORATION AND SUBSIDIARIES

            Condensed Consolidated Statements of Cash Flows

       Three and Twelve Months Ended September 30, 2005 and 2004

                      (In thousands and unaudited)

                                   Three Months Ended  Twelve Months Ended
                                      September 30,       September 30,
                                   ------------------  ------------------
                                     2005      2004      2005      2004
                                   --------  --------  --------  --------

Net cash provided by (used in)
 operating activities              $ 15,808  $ (8,686) $ 89,475  $  2,547

Net cash used in investing
 activities                         (45,401) (105,708)  (87,725) (180,873)

Net cash provided by (used in)
 financing activities                26,011   118,352   (14,589)  180,236

Effect of changes in exchange
 rates on cash and cash
 equivalents                            (82)      314       695      (316)
                                   --------  --------  --------  --------
Net (decrease) increase in cash
 and cash equivalents                (3,664)    4,272   (12,144)    1,593
Cash and cash equivalents,
 beginning of period                 18,362    22,570    26,842    25,249
                                   --------  --------  --------  --------
Cash and cash equivalents, end of
 period                            $ 14,698  $ 26,842  $ 14,860  $ 26,842
                                   ========  ========  ========  ========

Supplemental Disclosures of Cash Flow Information:

   Cash paid for interest          $  5,950  $  4,865  $ 20,239  $ 14,807
                                   ========  ========  ========  ========

   Cash paid for income taxes,
    net of tax refunds             $     54  $    825  $  3,061  $  1,354
                                   ========  ========  ========  ========

                 SUNTERRA CORPORATION AND SUBSIDIARIES

           North American Segment Statements of Operations

      Three and Twelve Months Ended September 30, 2005 and 2004

                      (In thousands and unaudited)

                                   Three Months Ended  Twelve Months Ended
                                      September 30,       September 30,
                                   ------------------  ------------------
                                     2005      2004      2005      2004
                                   --------  --------  --------  --------
REVENUES:

 Vacation Interest                 $ 66,602  $ 55,472  $210,154  $169,359
 Resort rental                       10,468     7,424    35,939    17,463
 Management services                  5,444     4,327    20,427    18,630
 Interest                            11,496     8,689    42,179    27,369
 Other                                6,176     8,045    22,129    20,411
                                   --------  --------  --------  --------

 Total revenues                     100,186    83,957   330,828   253,232
                                   --------  --------  --------  --------

COSTS AND OPERATING EXPENSES:

 Vacation Interest cost of sales     10,864    12,809    34,633    38,468
 Advertising, sales and marketing    33,514    30,230   113,254    95,833
 Vacation Interest carrying cost     11,144     8,045    35,370    19,401
 Provision for doubtful accounts
  and loan losses                     3,517     1,548    11,580     7,651
 Loan portfolio                       1,407     1,582     6,157     6,699
 General and administrative          19,558    14,620    65,920    52,339
 Loss (gain) on sales of assets         451      (987)     (282)   (5,567)
 Depreciation and amortization        1,638     1,293     5,888     5,614
 Interest                             4,810     4,886    21,409    22,357
 Restructuring and
  reorganization, net                     -         -         -       311
 Impairment of assets and goodwill        -         -         -    92,483
                                   --------  --------  --------  --------

 Total costs and operating
  expenses                           86,903    74,026   293,929   335,589
                                   --------  --------  --------  --------

Income (loss) from operations        13,283     9,931    36,899   (82,357)

 (Loss) income from investments
  in joint ventures                    (126)     (627)      538     2,416
                                   --------  --------  --------  --------
Income (loss) before provision
 for income taxes                  $ 13,157  $  9,304  $ 37,437  $(79,941)
                                   ========  ========  ========  ========

                 SUNTERRA CORPORATION AND SUBSIDIARIES

 Direct Contribution From Vacation Interest Sales - North American Segment

        Three and Twelve Months Ended September 30, 2005 and 2004

                      (In thousands and unaudited)

                                   Three Months Ended  Twelve Months Ended
                                      September 30,       September 30,
                                   ------------------  ------------------
                                     2005      2004      2005      2004
                                   --------  --------  --------  --------

Vacation Interest revenues         $ 66,602  $ 55,472  $210,154  $169,359
Resort rental revenues               10,468     7,424    35,939    17,463
Vacation Interest cost of sales     (10,864)  (12,809)  (34,633)  (38,468)
Advertising, sales and marketing    (33,514)  (30,230) (113,254)  (95,833)
Vacation Interest carrying cost     (11,144)   (8,045)  (35,370)  (19,401)
                                   --------  --------  --------  --------
  Direct contribution from
   Vacation Interest sales         $ 21,548  $ 11,812  $ 62,836  $ 33,120
                                   ========  ========  ========  ========

Vacation Interest revenues            100.0%    100.0%    100.0%    100.0%
Vacation Interest cost of sales       -16.3%    -23.1%    -16.5%    -22.7%
Advertising, sales and marketing      -50.3%    -54.5%    -53.9%    -56.6%
Vacation Interest carrying cost,
 net of rental revenues                -1.0%     -1.1%      0.3%     -1.1%
                                   --------  --------  --------  --------
  Direct contribution from
   Vacation Interest sales ratio       32.4%     21.3%     29.9%     19.6%
                                   ========  ========  ========  ========

                 SUNTERRA CORPORATION AND SUBSIDIARIES

               European Segment Statements of Operations

      Three and Twelve Months Ended September 30, 2005 and 2004

                      (In thousands and unaudited)

                                   Three Months Ended  Twelve Months Ended
                                      September 30,        September 30,
                                   ------------------- -------------------
                                     2005       2004     2005       2004
                                   --------  --------- --------  ---------

REVENUES:

 Vacation Interest                 $ 18,449  $  25,077 $ 73,658  $  87,869
 Resort rental                          427        407    1,762      1,615
 Management services                  2,707      3,290    9,953     10,546
 Interest                               588        601    2,627      2,423
 Other                                1,403      2,994    5,102      8,201
                                   --------  --------- --------  ---------

 Total revenues                      23,574     32,369   93,102    110,654
                                   --------  --------- --------  ---------

COSTS AND OPERATING EXPENSES:

 Vacation Interest cost of sales      2,441      3,143    9,595     12,632
 Advertising, sales and marketing    13,190     15,272   51,441     52,070
 Vacation Interest carrying cost      1,715      1,091    6,937      4,145
 Provision for doubtful accounts
  and loan losses                       254        199      736        831
 Loan portfolio                          30         34      112        197
 General and administrative           3,517      5,844   17,981     22,740
 Gain on sales of assets               (198)         -     (198)         -
 Depreciation and amortization          911        997    4,161      4,048
 Interest                             1,410        687    3,683      1,695
 Restructuring                        1,049          -    1,967          -
 Impairment of assets and goodwill        -          -   55,030          -
                                   --------  --------- --------  ---------
 Total costs and operating
  expenses                           24,319     27,267  151,445     98,358
                                   --------  --------- --------  ---------
(Loss) income before provision
 for income taxes                  $   (745) $   5,102 $(58,343) $  12,296
                                   ========  ========= ========  =========

                  SUNTERRA CORPORATION AND SUBSIDIARIES

  Direct Contribution From Vacation Interest Sales - European Segment

       Three and Twelve Months Ended September 30, 2005 and 2004

                       (In thousands and unaudited)

                                   Three Months Ended  Twelve Months Ended
                                      September 30,       September 30,
                                   ------------------  ------------------
                                     2005      2004      2005      2004
                                   --------  --------  --------  --------

Vacation Interest revenues         $ 18,449  $ 25,077  $ 73,658  $ 87,869
Resort rental revenues                  427       407     1,762     1,615
Vacation Interest cost of sales      (2,441)   (3,143)   (9,595)  (12,632)
Advertising, sales and marketing    (13,190)  (15,272)  (51,441)  (52,070)
Vacation Interest carrying cost      (1,715)   (1,091)   (6,937)   (4,145)
                                   --------  --------  --------  --------

  Direct contribution from
   Vacation Interest sales         $  1,530  $  5,978  $  7,447  $ 20,637
                                   ========  ========  ========  ========

Vacation Interest revenues            100.0%    100.0%    100.0%    100.0%
Vacation Interest cost of sales       -13.2%    -12.5%    -13.0%    -14.4%
Advertising, sales and marketing      -71.5%    -60.9%    -69.8%    -59.3%
Vacation Interest carrying cost,
 net of rental revenues                -7.0%     -2.7%     -7.0%     -2.9%
                                   --------  --------  --------  --------

  Direct contribution from
   Vacation Interest sales ratio        8.3%     23.8%     10.1%     23.5%
                                   ========  ========  ========  ========

                 SUNTERRA CORPORATION AND SUBSIDIARIES

                        Debt Portfolio Summary

                       As of September 30, 2005

                              (unaudited)

                                                        Period
                                                         End     Average
                        Interest    Balance     % of   Interest  Maturity
       Debt               Rate     (in 000's) Portfolio  Rate   (in years)
----------------------- --------   ---------  --------- -------  --------

Floating Rate Debt:

 Senior Financing Facility:

  Mortgages and
   contracts
   receivables tranche   LIBOR +
                         1.5%(1)   $ 164,715     40%     5.38%      1.8
  Unsold Vacation
   Interests tranche     LIBOR +
                           4%         32,674      8%     7.81%      1.8
  Other                  LIBOR +
                          .35%         1,460      1%     4.16%      1.8
                                   ---------

    Total Floating
     Rate Debt                       198,849     49%     5.77%      1.8
                                   ---------

Fixed Rate Debt:

  3 3/4 Senior Subordinated
   Convertible Notes due 2024         95,000     23%     3.75%     18.5

  Sunterra Owner Trust
   2004-1 Securitization             113,671     28%     4.14%     15.1

  Other                                1,441      0%      8.0%      4.0
                                   ---------    ---

    Total Fixed
     Rate Debt                       210,112     51%     3.99%     16.5
                                   ---------    ---

         Total Debt                $ 408,961    100%     4.86%      9.4
                                   =========    ===

(1) Note: rate for mortgages and contracts receivable secured by Vacation
Interests at the former Epic Resort properties is 30-day LIBOR plus 2%.

                              DEBT MATURITIES
                             -----------------

                   < 1 year                     $     379
                 1 - 3 years                      199,504
                 4 - 5 years                          407
                   > 5 years                      208,671
                                                ---------

                                                $ 408,961
                                                =========
Non-GAAP Financial Measures

We believe that our presentation of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA, which are non-GAAP (generally accepted accounting principles) financial measures, are important supplemental measures of operating performance to investors. Our quantitative reconciliations of all non-GAAP measures used in this release to the most directly comparable financial measure calculated and presented in accordance with GAAP is represented in the tables following this discussion, which defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry. We believe that EBITDA, when considered with measures calculated in accordance with United States GAAP, gives investors a more complete understanding of our operating results before the impact of investing and financing transactions and income taxes, and facilitates comparisons between Sunterra and competitors.

Management has historically adjusted EBITDA when evaluating operating performance, because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present, and future operating results and as a means to evaluate the results of core on-going operations.

Adjusted EBITDA reflects EBITDA adjusted to exclude amortization of capitalized loan origination costs and the portfolio premium recorded at the company’s emergence in July 2002, as well as the effect of gains and losses on asset dispositions, the cumulative effect of changes in accounting principles, and foreign currency holding gains and losses. The measure also excludes certain non-recurring items such as restructuring expenses, asset impairments, and, in the case of results for periods prior to January 1, 2004, reorganization charges.

Management believes it is useful to exclude the amortization of capitalized loan origination costs and the portfolio premium, as these charges are associated with specific portfolios that will be repaid in time. Management also believes it is useful to exclude gains and losses on asset dispositions and the cumulative effect of changes in accounting principles as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period. The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations. Further, the company’s UK-based subsidiary, whose functional currency is the British pound sterling, will on occasion hold Euros for operating purposes, resulting in currency holding gains or losses. Management believes the inclusion of these items would not accurately reflect the operating performance of our operations and assets. Finally, management believes it is useful to exclude restructuring and impairment charges as these are non-recurring in nature and reduce the comparative value of the metric.

We have historically reported adjusted EBITDA to our investors and believe that the continued inclusion of this measure provides consistency in our financial reporting. We use adjusted EBITDA in this news release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company performance. Management also uses adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Management also uses adjusted EBITDA in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and adjusted EBITDA has certain limitations. Our presentation of EBITDA and adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes, and other items have been and will be incurred and are not reflected in the presentation of EBITDA or adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.

We compensate for these limitations by providing the relevant disclosure of our depreciation, interest, and income tax expense, and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and adjusted EBITDA should not be considered as alternatives to net income (loss), income (loss) from operations, cash flows from operations or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

                 SUNTERRA CORPORATION AND SUBSIDIARIES

          Non-GAAP to GAAP Reconciliations - Historical Data

   Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

       Three and Twelve Months Ended September 30, 2005 and 2004

                     (In thousands and unaudited)

                                Three Months Ended    Twelve Months Ended
                                   September 30,         September 30,
                                -------------------   -------------------
                                  2005       2004       2005       2004
                                --------   --------   --------   --------

NET INCOME (LOSS)               $  7,169   $ 12,941   $(34,734)  $(70,673)

  Interest expense                 6,220      5,573     25,092     24,052
  Provision for income taxes       5,243      1,465     13,828      3,028
  Depreciation and amortization    2,549      2,290     10,049      9,662
                                --------   --------   --------   --------

EBITDA                            21,181     22,269     14,235    (33,931)

  Amortization of capitalized
   loan origination costs and
   portfolio premium                 541      2,034      3,179      4,986
  Loss (gain) on sales of assets     253       (987)      (480)    (5,567)
  (Gain) loss on foreign currency   (220)      (226)      (658)       985
  Reorganization and
   restructuring, net              1,049          -      1,967        311
  Impairment of goodwill
   and assets                          -          -     55,030     92,483
                                --------   --------   --------   --------

ADJUSTED EBITDA                 $ 22,804   $ 23,090   $ 73,273   $ 59,267
                                ========   ========   ========   ========

                  SUNTERRA CORPORATION AND SUBSIDIARIES

            Non-GAAP to GAAP Reconciliations - Projected Data

        Reconciliation of Projected Net Income Under FY 2005 GAAP
  to Projected EBITDA and Projected Adjusted EBITDA Under FY 2005 GAAP

               Twelve Months Ending September 30, 2006

                      (In thousands and unaudited)

                                                    Twelve Months Ending
                                                     September 30, 2006
                                                   ----------------------
                                                      Low          High
                                                   ---------    ---------

PROJECTED NET INCOME UNDER FY 2005 GAAP            $  26,000    $  28,000

Interest expense                                      26,000       26,000
Provision for income taxes                            16,600       17,900
Depreciation and amortization                         11,000       11,000
                                                   ---------    ---------

PROJECTED EBITDA                                      79,600       82,900

Amortization of capitalized loan origination
 costs and portfolio premium                           3,400        3,100
                                                   ---------    ---------

PROJECTED ADJUSTED EBITDA                          $  83,000    $  86,000
                                                   =========    =========

                  SUNTERRA CORPORATION AND SUBSIDIARIES

            Non-GAAP to GAAP Reconciliations - Projected Data

        Reconciliation of Projected Net Income Under FY 2006 GAAP
  to Projected EBITDA and Projected Adjusted EBITDA Under FY 2006 GAAP

               Twelve Months Ending September 30, 2006

                      (In thousands and unaudited)

                                                    Twelve Months Ending
                                                     September 30, 2006
                                                   ----------------------
                                                      Low          High
                                                   ---------    ---------

PROJECTED NET INCOME UNDER FY 2006 GAAP            $  11,000    $  15,000

Interest expense                                      26,000       26,000
Provision for income taxes                             6,600        9,900
Depreciation and amortization                         11,000       11,000
                                                   ---------    ---------

PROJECTED EBITDA                                      54,600       61,900

Amortization of capitalized loan origination
 costs and portfolio premium                           3,400        3,100
Gross cumulative effect of change
 in accounting principle                              12,000        8,000
                                                   ---------    ---------

PROJECTED ADJUSTED EBITDA                          $  70,000    $  73,000
                                                   =========    =========

INVESTOR CONTACT:
Bryan Coy
702-304-7005
bcoy@sunterra.com